Northrim BanCorp, Inc. Exhibit 99.1

Contact:	Marc Langland, Northrim Chairman, President and CEO (907) 261-3305 Joe Schierhorn, Northrim Chief Financial Officer (907) 261-3308

NEWS RELEASE

Northrim BanCorp Completes Acquisition of Alaska First Bank

ANCHORAGE, AK—October 22, 2007—Northrim BanCorp, Inc. (NASDAQ: NRIM) today announced it has completed the acquisition of Alaska First Bank & Trust N.A. for $6.25 million in an all cash transaction. Prior to the closing of the Alaska First acquisition, Alaska First sold its subsidiary, Hagen Insurance.

At June 30, 2007, Northrim Bancorp had $947 million in assets and ten offices in the greater Anchorage and Fairbanks markets. Alaska First had $60 million in assets, $13.1 million in net loans, $47.9 million in deposits, $6.5 million in equity capital, and two branches in Anchorage. After the exclusion of the Hagen Insurance subsidiary, the purchase price is approximately 1.39 times Alaska First’s adjusted tangible book value.

“We are excited about welcoming Alaska First’s customers and employees to Northrim, and look forward to a seamless transition as we merge the two organizations,” said Marc Langland, Chairman, President, and CEO of Northrim Bancorp. “As we said before, we believe this transaction will be accretive to Northrim’s earnings per share in 2008.”

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, a commercial bank that provides personal and business banking services through locations in Anchorage, Eagle River, Wasilla, and Fairbanks, Alaska, and an asset based lending division in Washington. The bank differentiates itself with a “Customer First Service” philosophy. Affiliated companies include Elliott Cove Capital Management, LLC; Residential Mortgage, LLC; Northrim Benefits Group, LLC; and Pacific Wealth Advisors, LLC.

This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements.  When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct.  Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements.  These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies.  Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets.  In addition, there are risks inherent in the banking industry relating to collectibility of loans and changes in interest rates.  Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC.  However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

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